Exhibit 23.1
KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated March 4, 2026, with respect to the consolidated financial statements of Octave Specialty Group, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
New York, New York August 6, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.